UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Francesco, Steven T.
   1270 Cobble Pond Way
   Vienna, VA  22128
   USA
2. Issuer Name and Ticker or Trading Symbol
   Nx Networks, Inc.
   NXWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock, $0.05 par value|12/22/|    |1,000,000         |   |--         |1,000,000          |D     |--                         |
 per share                   |99    |    |                  |   |           |                   |      |                           |
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                             |12/29/|A   |666,667           |A  |$0.75      |666,667            |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Time Option (Right to Bu|$0.75(1)|3/22/|    |400,000    |A  |3/22/|3/22/|Common Stock|400,000|--     |400,000     |D  |--          |
y)                      |        |99   |    |           |   |99   |09   |            |       |       |            |   |            |
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Time Option (Right to Bu|$0.75(1)|3/22/|    |400,000    |A  |11/26|3/22/|Common Stock|400,000|--     |400,000     |D  |--          |
y)                      |        |99   |    |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to Bu|$0.75(1)|3/22/|    |400,000    |A  |11/30|3/22/|Common Stock|400,000|--     |400,000     |D  |--          |
y)                      |        |99   |    |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to Bu|$0.75(1)|3/22/|    |400,000    |A  |12/13|3/22/|Common Stock|400,000|--     |400,000     |D  |--          |
y)                      |        |99   |    |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to Bu|$0.75(1)|4/17/|A   |400,000    |A  |4/17/|4/17/|Common Stock|400,000|--     |400,000     |D  |            |
y)                      |        |00   |    |           |   |00   |10   |            |       |       |            |   |            |
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Time Option (Right to Bu|$1.00   |     |    |500,000    |A  |11/10|11/10|Common Stock|500,000|--     |500,000     |D  |--          |
y)                      |        |     |    |           |   |/00(2|/05  |            |       |       |            |   |            |
                        |        |     |    |           |   |)    |     |            |       |       |            |   |            |
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Warrant (Right to Buy)  |$.90    |12/29|A   |133,333    |A  |12/29|12/29|Common Stock|133,333|--     |133,333     |D  |--          |
                        |        |/00  |    |           |   |/00  |/04  |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  Repriced to $0.75 per share effective December 22,
2000.
(2) 62,500 of the options become exercisable at the end of each three-month period commencing 11/10/00.
SIGNATURE OF REPORTING PERSON
/s/ Steven T. Francesco
DATE
February 14, 2001